Exhibit 4.2

Execution Copy

AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED

MASTER INDENTURE

This Amendment No. 1 to the Second Amended and Restated Master Indenture (this “Amendment”), is entered into as of this 26th day of November, 2014, by and among Spirit Master Funding, LLC (“SMF I”), Spirit Master Funding II, LLC (“SMF II”), Spirit Master Funding III, LLC (“SMF III” and, collectively with SMF I and SMF II, the “Issuers”) and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).

WITNESSETH:

WHEREAS, the Issuers and the Indenture Trustee entered into that certain Second Amended and Restated Master Indenture, dated as of May 20, 2014 (the “Master Indenture”);

WHEREAS, Section 8.01 of the Master Indenture permits the Issuers and the Trustee to effect certain amendments to the Master Indenture, subject to the conditions set forth therein;

WHEREAS, the Rating Condition has been satisfied with respect to the amendments set forth in this Amendment;

WHEREAS, the parties hereto desire, in accordance with Section 8.01 of the Master Indenture, to amend the Master Indenture as provided herein; and

NOW, THEREFORE, based upon the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

AGREEMENTS

1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings assigned thereto in the Master Indenture.

2. Amendments to the Master Indenture. The Master Indenture is hereby amended as follows:

(a) Definitions. (i) The following definitions shall hereby be incorporated in alphabetical order into Section 1.01 of the Master Indenture, and if any such definition is already found in Section 1.01 of the Master Indenture, shall replace it in its entirety:

“Apparel”: A Business Sector comprised of retailers that derive a substantial portion of their revenues from the sale of apparel and similar consumer goods, including department stores (except discount department stores) (NAICS 452111) .

“Automotive Dealerships and Retailers”: A Business Sector comprised of retailers who derive a substantial portion of their revenues from the sale of automotive vehicles, including new and used car dealers, which may include as a portion of their operations automotive parts and service locations and related retail businesses. This Business Sector includes new car dealers (NAICS 441110), used car dealers (441120), recreational vehicle dealers (441210) and motorcycle, ATV and all other motor vehicle dealers (NAICS 441228).

“Automotive Parts and Service”: A Business Sector comprised of retailers that (i) derive a substantial portion of their revenues from the sale of automotive parts or the provision of automotive repair and maintenance services and (ii) are classified under any of the following NAICS codes: automotive parts and accessories stores (NAICS 441310), tire dealers (NAICS 441320), general automotive repair (NAICS 811111), automotive body, paint and interior repair and maintenance (NAICS 811121), automotive oil change and lubrication shops (NAICS 811191) and all other automotive repair and maintenance (NAICS 811198).

“Building Materials”: A Business Sector comprised of wholesalers, distributors and retailers that (i) derive a substantial portion of their revenues from the sale of materials used in the development and improvement of real property and (ii) are classified under any of the following NAICS codes: plumbing and heating equipment and supplies (hydronics) merchant wholesalers (NAICS 423720), other building material dealers (NAICS 444190) and nursery, garden center and farm supply stores (NAICS 44420).

“Business Sector”: Any of the following business sectors: Apparel, Automotive Dealerships and Retailers, Automotive Parts and Service, Building Materials, Car Washes, Consumer Electronics, Convenience Stores, Dollar Stores, Drug Stores / Pharmacies, Education Facilities, Entertainment, Financial Services, General Merchandise, Grocery, Health and Fitness, Home Furnishings, Manufacturing, Medical / Other Office, Movie Theatres, Multi-Tenant, Other, Restaurant/Casual Dining, Restaurant/Quick Service, Specialty Retail, Sporting Goods and Other.

“Car Washes”: A Business Sector comprised of facilities that provide cleaning, washing and waxing and services for cars, trucks, vans and trailers (NAICS 811192).

“Consumer Electronics”: A Business Sector comprised of wholesalers, distributors and retailers that (i) derive a substantial portion of their revenues from the sale of consumer electronic products, parts and accessories, as well as ancillary services and (ii) that are classified under NAICS code 453310 (used merchandise stores).

“Convenience Stores”: A Business Sector comprised of retailers of automotive fuel and consumer goods that are classified under any of the following NAICS codes: convenience stores (NAICS 445120), gasoline stations with convenience stores (NAICS 447110) and other gasoline stations (NAICS 447190).

“Dollar Stores”: A Business Sector comprised of retailers of general consumer goods targeting value shoppers that are classified under any of the following NAICS codes: discount department stores (NAICS 452112) and all other general merchandise stores (NAICS 452990).

“Drug Stores/Pharmacies”: A Business Sector comprised of retailers that (i) primarily focus on the sale of prescription and nonprescription pharmaceutical products and medicines and also have a substantial portion of the square footage of their retail space dedicated to the sale of general merchandise and (ii) are classified under either of the following NAICS codes: pharmacies and drug stores (NAICS 446110) and all other general merchandise stores (NAICS 452990).

“Education Facilities”: A Business Sector comprised of providers of educational and child care and development services that are classified under any of the following NAICS codes: elementary and secondary schools (NAICS 611110), colleges, universities and professional schools (NAICS 611310) and child day care services (NAICS 624410).

“Entertainment”: A Business Sector comprised of providers of consumer entertainment services other than movie theaters, including restaurants with a significant focus on the entertainment aspects of the dining experience, and that are classified under either of the following NAICS codes: full-service restaurants (NAICS 722511) and all other amusement and recreation industries (NAICS 713990).

“Financial Services”: A Business Sector comprised of providers of banking, lending and other personal and commercial financial services that are classified under NAICS code 522291 (consumer lending).

“General Merchandise”: A Business Sector comprised of retailers that are classified under either of the following NAICS codes:nursery, garden center and farm supply stores (NAICS 444220) and pharmacies and drug stores (NAICS 446110).

“Grocery”: A Business Sector comprised of retailers who are primarily engaged in selling food and beverage items and that are classified under either of the following NAICS codes:supermarkets and other grocery (except convenience) stores (NAICS 445110) and beer, wine and liquor stores (NAICS 445310).

“Health and Fitness”: A Business Sector comprised of establishments primarily engaged in operating fitness and recreational sports facilities featuring exercise and other active physical fitness conditioning or recreational sports activities, and that are classified under NAICS code 713940 (fitness and recreational sport centers).

“Home Furnishings”: A Business Sector comprised of retailers that (i) are primarily engaged in selling residential furniture and home furnishing goods and (ii) are classified under either of the following NAICS codes: furniture stores (NAICS 442110) and all other home furnishings stores (NAICS 442299).

“Manufacturing”: A Business Sector comprised of facilities at which operators conduct product manufacturing and assembly activities and that are classified under any of the following NAICS codes: all other miscellaneous textile product mills (NAICS 314999), ready-mix concrete manufacturing (NAICS 327320), metal crown, closure and other metal stamping (except automotive) (NAICS 332119), bolt, nut, screw, rivet and washer manufacturing (NAICS 332722), motor vehicle seating and interior trim manufacturing (NAICS 336360) and other motor vehicle parts manufacturing (NAICS 336390).

“Medical / Other Office”: A Business Sector comprised of facilities at which licensed practitioners of professional medical and dental services and their staffs provide those services to consumers and that are classified under any of the following NAICS codes: offices of physicians (except mental health specialists) (NAICS 621111), offices of dentists (NAICS 621210), offices of optometrists (NAICS 621320), freestanding ambulatory surgical and emergency centers (NAICS 621493), diagnostic imaging centers (NAICS 621512) and specialty (except psychiatric and substance abuse) hospitals (NAICS 622310).

“Movie Theaters”: A Business Sector comprised of facilities which are the primary initial distribution channel for new motion picture releases and that are classified under NAICS code 512131 (motion picture theatres (except drive-ins)).

“Multi-Tenant”: A Business Sector comprised of all Mortgaged Properties leased by an Issuer (or the Borrower, in the case of a Mortgaged Property securing a Mortgage Loan) to two or more Tenants, as well as all Mortgaged Properties leased by an Issuer (or the Borrower, in the case of a Mortgaged Property securing a Mortgage Loan) to one Tenant but subject to a sub-lease pursuant to which such sub-lessee is primarily responsible for paying any portion of the rent due to the Issuer (or the Borrower, in the case of a Mortgaged Property securing a Mortgage Loan) or any portion of maintenance costs, taxes and/or insurance premiums due in respect of the Mortgaged Property (unless the Tenant guarantees the payment of, or is separately obligated to pay, all such rent, maintenance costs, taxes and insurance premiums).

“NAICS”: The applicable North America Industry Classification System code assigned to a particular Business Sector pursuant to the North American Industry Classification System Manual published by the United States Office of Management and Budget.

“Other”: A Business Sector comprised of facilities in which businesses not described in any other Business Sectors are operated and that are classified under either of the following NAICS codes: natural gas distribution (NAICS 221210) and offices of lawyers (NAICS 541110).

“Post-Closing Acquisition Date”: If applicable to a Series of Notes, as defined in the related Series Supplement.

“Post- Closing Acquisition Deliverables”: If applicable to a Series of Notes, as defined in the related Series Supplement.

“Post-Closing Acquisition Reserve Account”: If applicable to a Series of Notes, as defined in the related Series Supplement.

“Post-Closing Properties Adjustment Amount”: If applicable to a Series of Notes, as defined in the related Series Supplement.

“Post-Closing Property”: If applicable to a Series of Notes, as defined in the related Series Supplement.

“Post-Closing Unscheduled Principal Amount”: If applicable to a Series of Notes, as defined in the related Series Supplement.

“Restaurants/Casual Dining”: A Business Sector comprised of facilities at which operators provide food services to patrons who generally order and are served while seated (i.e., waiter/waitress service) and pay after eating, which includes full-service restaurants (NAICS 722511). These establishments may provide this type of food service to patrons in combination with selling alcoholic beverages, providing carryout services, or presenting live nontheatrical entertainment.

“Restaurants/Casual Dining”: A Business Sector comprised of facilities at which operators provide food services to patrons who generally order and are served while seated and pay after eating and that are classified under NAICS code 722511 (full-service restaurants).

“Restaurants/Quick Service”: A Business Sector comprised of facilities at which operators provide food services where patrons generally order or select items and pay before eating and that are classified under either of the following NAICS codes:limited-service restaurants (NAICS 722513) and snack and nonalcoholic beverage bars (NAICS 722515). “Specialty Retail”: A Business Sector comprised of retailers engaged in the sale of new specialty products and that are classified under either of the following NAICS codes: all other home furnishing stores (NAICS 442299) and nursery, garden center and farm supply stores (NAICS 444220).

“Sporting Goods”: A Business Sector comprised of retailers of new sporting goods, exercise and fitness equipment, athletic uniforms, specialty sports footwear and sporting goods, equipment, and accessories and that are classified under NAICS code 451110 (sporting goods stores).

“Total Debt Service”: With respect to any Determination Date, the sum of (a) the aggregate Scheduled Principal Payment and Note Interest with respect to all Classes of Notes, in each case due on the Payment Date relating to such Determination Date (but excluding any principal payment due on the Anticipated Repayment Date with respect to any Notes), (b)(i) the Property Management Fee, (ii) the Special Servicing Fee, if any, (iii) the Back-Up Fee, and (iv) the Indenture Trustee Fee, each as accrued during the Collection Period ending on such Determination Date and (c) any net payment due from the Issuers to any Hedge Counterparty under any applicable Hedge Agreements for such Payment Date (other than termination payments due as a result of a default or termination event with respect to any Hedge Counterparty), minus (d) the Post-Closing Properties Adjustment Amount, if applicable. For the avoidance of doubt, Post ARD Additional Interest and Deferred Post ARD Additional Interest will not be included in the calculation of Total Debt Service.

“Voluntary Prepayment”: Any (i) voluntary redemption of any Class of Notes, in whole or in part, in accordance with the procedures set forth in Section 7.01, or (ii) payment actually made in respect of principal of any Class of Notes on any Payment Date in connection with the application of any Unscheduled Principal Payment (using amounts described in clause (a) of the definition thereof), other than any portion thereof consisting of Property Insurance Proceeds, Condemnation Proceeds and amounts received in respect of a Specially Serviced Asset or a repurchase due to a Collateral Defect or, if applicable, the application of any Post-Closing Unscheduled Principal Amount.

(ii) The following definitions shall be deleted in their entirety from Section 1.01 of the Master Indenture: “Banking Facilities”; “Building Material”; “Courier Delivery Service and Retailer Distribution Facilities”; “Department Stores and Discount Stores”; “Distribution”; “Drug Stores”; “Gas/Propane Facilities”; “Health Clubs/Gyms”; “Industry Group”; “Interstate Travel Plazas”; “Light Manufacturing”; “Medical Office and Specialty Medical Facilities”; “Other/Industrial”; “Plumbing/Electrical Facilities”; “Recreational Facilities”; “Restaurants”; “SIC”, “Specialty Retailers”; and “Supermarkets”.

(b) The phrase “applicable Transfer Date” shall be deleted in its entirety in each instance such phrase appears in Section 2.19 of the Master Indenture and replaced with the phrase: “First Collateral Date”.

(c) The following phrase shall be added after the phrase “transmitted by facsimile” in Section 12.07 of the Master Indenture:

“or by e-mail (except with respect to any notices to the Indenture Trustee)”

(d) Subsections (i) and (ii) of Section 12.07 of the Master Indenture are hereby deleted in their entirety and replaced with the following:

“(i) in the case of the Issuers, to Spirit Master Funding, LLC, Spirit Master Funding II, LLC or Spirit Master Funding III, LLC, as applicable, at 16767 N. Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, facsimile number: 480-606-0820, e-mail: rberry@spiritrealty.com, Attention: Ryan Berry, General Counsel, or to such other address as provided in the applicable Series Supplement, as applicable; (ii) in the case of the Indenture Trustee, to Citibank, N.A., at 388 Greenwich Street, 14th Floor, New York, New York 10013, Attention: Agency and Trust- Spirit Master Funding, facsimile number: 212-816-5527; and”

(e) The phrase “The Originator” in the first sentence of subsection (a) of Schedule I-A to the Master Indenture shall be deleted and replaced with the following phrase: “As of the date of acquisition by the applicable Issuer, the”.

(f) The phrase “of each Mortgaged Loan originated by an Originator” shall be deleted in subsection (x) of Schedule I-A to the Master Indenture and replaced with the following phrase: “or acquisition, as applicable, of each Originator Conveyed Loan or the acquisition of each Third Party Loan”.

(g) The following shall be inserted as a new subsection (ll) immediately after subsection (kk) of Schedule I-A to the Master Indenture:

“(ll) Any other representations or warranties set forth in a Series Supplement.”

3. Reference to and Effect on the Master Indenture; Ratification.

(a) Except as specifically amended above, the Master Indenture is and shall continue to be in full force and effect and is hereby ratified and confirmed in all respects.

(b) Except as expressly set forth above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party hereto under the Master Indenture, or constitute a waiver of any provision of any other agreement.

(c) Upon the effectiveness hereof, each reference in the Master Indenture to “this Indenture”, “Second Amended and Restated Master Indenture”, “hereto”, “hereunder”, “hereof” or words of like import referring to the Indenture, and each reference in any other Transaction Document to “Indenture”, “Master Indenture”, “Second Amended and Restated Master Indenture”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Master Indenture shall mean and be a reference to the Master Indenture as amended hereby.

4. Effectiveness. This Amendment shall be effective upon delivery of executed signature pages by all parties hereto. The parties hereto agree and acknowledge that the Rating Condition has been satisfied with respect to this Amendment.

5. Counterparts; Facsimile Signature. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Amendment.

6. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

7. Headings. The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions thereof.

8. Severability. The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

9. The Indenture Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Issuers and the Indenture Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Amendment and makes no representation with respect thereto. In entering into this Amendment, the Indenture Trustee shall be entitled to the benefit of every provision of the Master Indenture relating to the conduct of or affecting the liability of or affording protection to the Indenture Trustee.

10. Interpretation. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers and delivered as of the day and year first above written.

SPIRIT MASTER FUNDING, LLC, as Issuer

By:	Spirit SPE Manager, LLC, a Delaware limited liability company
Its:	Manager

By:	/s/ Peter M. Mavoides
Name: Peter M. Mavoides
Title: President and Chief Operating Officer

SPIRIT MASTER FUNDING II, LLC, as Issuer

By:	Spirit SPE Manager, LLC, a Delaware limited liability company
Its:	Manager

By:	/s/ Peter M. Mavoides
Name: Peter M. Mavoides
Title: President and Chief Operating Officer

SPIRIT MASTER FUNDING III, LLC, as Issuer

By:	Spirit SPE Manager, LLC, a Delaware limited
liability company
Its:	Manager

By:	/s/ Peter M. Mavoides
Name: Peter M. Mavoides
Title: President and Chief Operating Officer

[SIGNATURE PAGE TO AMENDMENT NO.1 TO THE SECOND AMENDED AND RESTATED MASTER INDENTURE]

CITIBANK, N.A., not in its individual capacity but solely as Indenture Trustee

By:	/s/ John Hannon
Name: John Hannon
Title: Vice President

[SIGNATURE PAGE TO AMENDMENT NO.1 TO THE SECOND AMENDED AND RESTATED MASTER INDENTURE]